Exhibit 99.1

July 20, 2021

Candel Therapeutics, Inc.

117 Kendrick St Suite 450

Needham, MA 02494

Consent to Reference in Prospectus

Candel Therapeutics, Inc. (the “Company”) is filing a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the prospectus included in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company following the consummation of the initial public offering as described in the prospectus.

Sincerely,

/s/ Diem Nguyen
Name: Diem Nguyen, Ph.D.